Exhibit 99.1

GSE Systems Reports Fourth Quarter and Fiscal 2023 Financial Results

Conference Call Scheduled for today, April 1, 2024 at 4:30pm ET

Columbia, MD – April 1, 2024 - GSE Solutions. (“GSE Systems, Inc.”, “GSE”, or “the Company”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that support the future of clean-energy production and overall decarbonization initiatives of the power industry, today announced financial results for the fourth quarter (“Q4”) and fiscal year ended December 31, 2023.

Q4 2023 and FY23 Highlights

•	New orders for engineering division increased by 70.9% during FY2023 to $37.6 million, up from $22.0 million in FY2022.
•	Total new order flow for FY2023 was $47.3 million, up $7.7 million or 19.5% from $39.5 million in FY2022.
•	Engineering revenues increased 6.3% for FY2023 to $31.8 million compared to $29.9 million in FY2022.
•	Backlog at December 31, 2023, was $34.5 million, including $29.0 million of Engineering backlog, and $5.5 million of Workforce Solutions backlog.
•	Ended Q4 with cash, cash equivalents and restricted cash of $3.7 million, including restricted cash of $1.5 million.

Highlights subsequent to year-end

•	Subsequent to year end, we received a significant contract renewal for 12 months of T&M services from a major long-term customer of $6.3 million, which is a 10.7% increase from prior year's contract.
•
Subsequent to year end, we received an order for the first year of a four-year agreement with a long-term customer of $0.9 million. The total expected value to be released over the next four years is $4.3 million.

Management Commentary

“Fiscal 2023 was a year in which we streamlined the company to properly reflect the state of the end market and aligned our efforts towards industry spend: lifetime extension of the existing fleet and increasing power production from the existing fleet through targeted capital investment. To that end, we are pleased with the Engineering revenue year-over-year increase, which resulted in an improved gross margin for the Company. Our focus on engineering utilization, especially in the second half of the year, has yielded solid results, and that focus will continue into 2024 as we continue to build our backlog. Workforce Solutions continues to be a challenge, as the industry is simply no longer committing to significant staff augmentation projects as they had prior to the pandemic. That said, we have worked diligently to now be properly aligned to the market and have seen significant improvement in our operational results in the second half of 2023.  Our improved Adjusted EBITDA numbers in the second half of the year reflect this proper alignment and the new mix of business. Moving into 2024, we will benefit from a full year of streamlined operational costs, an improved engineering utilization and a business mix that will continue to favor higher margin business and revenue.“

Emmett Pepe, CFO of GSE Systems, added, “As expected, we continued our improvement in reducing operating expenses as reflected in the reductions both quarter-over-quarter and year-over-year. These improvements, with the majority occurring in the second half of 2023, led to a favorable full year variance over 2022. We are positioned to achieve a full year of reduced operating expenses in 2024.  We continue to pay down our corporate debt, while maintaining our cash position which improved in the quarter as a result of the cost saving measures.”

Q4 2023 FINANCIAL RESULTS

Revenue during Q4 2023 was $10.2 million, a decrease of 12.0% compared to revenue of $11.6 million in Q3 2023, and a decrease of 6.0% revenue from $10.8 million in Q4 2022. The year-over-year decrease of $0.6 million was primarily due to the wind down of large projects in 2023 resulting in a reduction of staffing from our major customers, which continues to affect the power industry.

Engineering revenue was $7.1 million in Q4 2023 compared to $8.7 million in Q3 2023, and $7.5 million in Q4 2022. The year over year change was primarily attributable to the project inefficiencies in Q4 2023, resulting in decreased revenues.

Workforce Solutions revenue was $3.1 million in Q4 2023 compared to $2.9 million in Q3 2023, and $3.3 million in Q4 2022. The year over year decrease was due to the reduction in customer demand for Workforce Solutions.

Gross profit in Q4 2023 was $2.6 million, or 25.5% of revenue. This compared to gross profit of $3.1 million, or 28.2% of revenue in Q4 2022, and $3.7 million, or 32.1% of revenue in Q3 2023. The decrease in gross margin was primarily related to increased cost estimates in Q4 to align expected project costs.

Operating expenses in Q4 2023 were $4.1 million compared to $4.1 million in Q4 2022, the cost cutting measures implemented during FY2023, offset the goodwill impairment of $.5 million recorded in Q4 2023.

Operating loss was approximately $(1.4) million in Q4 2023, compared to $(1.1) million in Q4 2022 and operating loss was $(1.8) million in Q3 2023, and the decrease from Q3 2023 was due to a $0.8 million legal settlement expense recorded in Q3 2023.

Net loss in Q4 2023 was $(2.3) million or $(0.82) per basic and diluted share, compared to net loss of $(1.5) million or $(0.68) per basic and diluted share in Q4 2022.

Adjusted net (loss) Income1 totaled $(0.8) million, or $(0.28) in Q4 2023, $0.2 million, or $0.07 in Q3 2023, and $(1.1), or $(0.49) in Q4 2022.

Adjusted EBITDA1 totaled $(0.1) million in Q4 2023, compared to $(0.4) million in Q4 2022 and $0.7 million in Q3 2023.

Backlog at December 31, 2023, was $34.5 million, including $29.0 million of Engineering backlog, and $5.5 million of Workforce Solutions.

2023 FULL YEAR RECAP

Revenue in 2023 was $45.0 million a decrease of 5.6% compared to $47.7 million in 2022. The year over year decrease of $2.7 million was primarily due to due a wind down of large projects and a reduction in demand for staffing from our major customers as reflected in the reduction in orders.

Engineering revenue was $31.8 million in 2023 compared to $29.9 million in 2022. The year-over-year increase was primarily due to increased work on fixed price training and consulting projects and improved utilization of personnel on T&M projects.

Workforce Solutions revenue was $13.3 million in 2023 compared to $17.8 million in 2022. The year-over-year decrease in revenue was primarily due to a wind down of large projects and a reduction in demand for staffing from our major customers as reflected in the reduction in orders.

Gross profit in 2023 was $11.9 million, or 26.5% of revenue. This compared to gross profit of $11.9 million, or 25.0% of revenue in 2022. The increase in gross margin is primarily related to a mix of higher margins projects, shorter lead times and improved processes.

Operating expenses in 2023 were $18.7 million compared to $26.3 million in 2022, and the decrease was due to a $6.1 million goodwill and intangible asset impairment charge in 2022. The remaining decrease in operating expenses was due to cost saving initiatives put in place during 2023.

Operating loss was approximately $(6.8) million in 2023, compared to $(14.4) million in 2022.

Net loss in 2023 was $(8.7) million or $(3.51) per basic and diluted share, compared to net loss of $(15.3) million or $(7.18) per basic and diluted share in 2022.

Adjusted net loss1 totaled $(4.5) million, or $(1.79) per diluted share in 2023, compared to adjusted net loss of $(5.5) million, or $(2.57) per diluted share, in 2022.

Adjusted EBITDA1 totaled $(2.0) million in 2023, compared to $(3.5) million in 2022.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBITDA” and “adjusted net income”.

CONFERENCE CALL

GSE Systems has scheduled a conference call for today, April 1, 2024 at 4:30 p.m. ET (1:30 p.m. PT) to review these results. Interested parties can access the conference call by dialing (833) 974-2453 or (412) 317-5784 or can listen via a live Internet webcast at: https://app.webinar.net/dGwbMDNVDRK. Access to the link is also available in the Investor Relations section of the Company's website at: https://www.gses.com/about/investors/.

A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, confirmation # 1964195. A webcast replay will be available in the Investor Relations section of the Company's website at https://www.gses.com/about/investors/ for 90 days.

ABOUT GSE SOLUTIONS

Proven by more than 50 years of experience in the nuclear power industry, GSE knows what it takes to help customers deliver carbon-free electricity safely and reliably. Today, GSE Solutions leverages top talent, expertise, and technology to help energy facilities achieve next-level power plant performance. GSE's advanced Engineering and Workforce Solutions divisions offer highly specialized training, engineering design, program compliance, simulation, and technical staffing that reduce risk and optimize plant operations. With more than 1,100 installations and hundreds of customers in over 50 countries, GSE delivers operational excellence. www.gses.com.

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	Investor Contact
Kyle Loudermilk	Lytham Partners
Chief Executive Officer	Adam Lowensteiner, Vice President
GSE Systems, Inc.	(646) 829-9702
(410) 970-7800	gvp@lythampartners.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended December 31,		Twelve Months ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenue	$10,215	$10,816	$45,041	$47,734
Cost of revenue	7,611	7,761	33,111	35,824
Gross profit	2,604	3,055	11,930	11,910

Selling, general and administrative	3,350	3,775	16,092	17,028
Research and development	98	101	572	611
Goodwill and intangible asset impairment charge	454	-	1,391	7,505
Depreciation	41	91	185	304
Amortization of definite-lived intangible assets	108	168	508	868
Total operating expenses	4,051	4,135	18,748	26,316

Operating loss	(1,447)	(1,080)	(6,818)	(14,406)

Other income and expenses, net
Interest expense	(449)	(344)	(1,932)	(1,272)
Change in fair value of derivative instruments, net	430	100	850	477
Other (loss) income, net	(684)	(33)	(802)	(91)

Loss before taxes	(2,150)	(1,357)	(8,702)	(15,292)

Provision for income taxes	103	159	22	51

Net loss	$(2,253)	$(1,516)	$(8,724)	$(15,343)

Net loss per common share - basic	$(0.82)	$(0.68)	$(3.51)	$(7.18)
Net loss per common share - Diluted	$(0.82)	$(0.68)	$(3.51)	$(7.18)

Weighted average shares outstanding - Basic	2,744,901	2,213,631	2,486,550	2,136,290
Weighted average shares outstanding - Diluted	2,744,901	2,213,631	2,486,550	2,136,290

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,250	$2,789
Restricted cash, current	378	1,052
Contract receivables, net	10,166	10,064
Prepaid expenses and other current assets	879	2,165
Total current assets	13,673	16,070

Equipment, software and leasehold improvements, net	754	772
Software development costs, net	750	574
Goodwill	4,908	6,299
Intangible assets, net	1,179	1,687
Restricted cash - long term	1,083	535
Operating lease right-of-use assets, net	413	506
Other assets	45	53
Total assets	$22,805	$26,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$-	$-
Current portion of long-term note	810	3,038
Accounts payable	3,300	1,262
Accrued expenses	1,053	2,084
Accrued legal settlements	1,010	-
Accrued compensation	1,086	1,071
Billings in excess of revenue earned	5,119	4,163
Accrued warranty	176	370
Income taxes payable	1,701	1,774
Derivative liabilities	1,132	603
Other current liabilities	956	1,286
Total current liabilities	16,343	15,651

Long-term note, less current portion	637	310
Operating lease liabilities noncurrent	357	160
Other noncurrent liabilities	126	144
Total liabilities	17,463	16,265

Commitments and contingencies (Note 22)

Stockholders' equity:
Preferred stock $0.01 par value; 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.01 par value; 60,000,000 shares authorized, 3,194,030 and 2,404,681 shares issued, 3,034,139 and 2,244,790 shares outstanding, respectively	32	24
Additional paid-in capital	86,983	83,127
Accumulated deficit	(78,708)	(69,927)
Accumulated other comprehensive income (loss)	34	6
Treasury stock at cost, 159,891 shares	(2,999)	(2,999)
Total stockholders' equity	5,342	10,231
Total liabilities and stockholders' equity	$22,805	$26,496

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

References to “EBITDA” mean net loss, before considering interest expense, provision for income taxes, depreciation and amortization. References to Adjusted EBITDA excludes irregular or non-recurring items and are not directly related to the Company’s core operating performance. EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP. Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other U.S. GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with U.S. GAAP. A reconciliation of non-U.S. GAAP EBITDA and Adjusted EBITDA to the most directly comparable U.S. GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended December 31,		Twelve Months ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net loss	$(2,253)	$(1,516)	$(8,724)	$(15,343)
Interest expense, net	449	344	1,932	1,272
Provision for income taxes	103	159	22	51
Depreciation and amortization	223	344	1,015	1,511
EBITDA	(1,478)	(669)	(5,755)	(12,509)
Provision for legal settlement	260	-	1,010	-
Goodwill and intangible asset impairment charge	454	-	1,391	7,505
Advisory fees	28	-	288	-
Loss on debt conversion payments	763	-	763	-
Stock-based compensation expense	305	362	1,158	1,954
Change in fair value of derivative instruments, net	(430)	(100)	(850)	(477)
Adjusted EBITDA	$(98)	$(407)	$(1,995)	$(3,527)

Adjusted Net Loss and Adjusted EPS Reconciliation (in thousands, except per share amounts)

References to Adjusted Net Loss excludes certain items that are not directly related to the Company’s core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Adjusted Net Loss and Adjusted Loss per Share (adjusted EPS) are not measures of financial performance under U.S. GAAP. Management believes Adjusted Net Loss and Adjusted Loss per Share, in addition to other U.S. GAAP measures, are useful to investors to evaluate the Company’s results because the excluded items may, or could, have a disproportionate positive or negative impact on our results for any particular period. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with U.S. GAAP. A reconciliation of non-U.S. GAAP Adjusted Net Loss and Adjusted Loss per common Share to U.S. GAAP net loss, the most directly comparable U.S. GAAP financial measure, is as follows:

	Three Months ended December 31,		Twelve Months ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net loss	$(2,253)	$(1,516)	$(8,724)	$(15,343)
Provision for legal settlement	260	-	1,010	-
Goodwill and intangible asset impairment charge	454	-	1,391	7,505
Advisory fees	28	-	288	-
Loss on debt conversion payments	763	-	763	-
Stock-based compensation expense	305	362	1,158	1,954
Change in fair value of derivative instruments, net	(430)	(100)	(850)	(477)
Amortization of intangible assets related to acquisitions	108	168	508	868
Adjusted net loss	$(765)	$(1,086)	$(4,456)	$(5,493)

Adjusted loss per common share – Diluted	(0.28)	(0.49)	(1.79)	(2.57)

Weighted average shares outstanding – Diluted(a)	2,744,901	2,213,631	2,486,550	2,136,290

(a) During the year ended December 31, 2023, the Company reported a GAAP net loss and adjusted net loss. Accordingly, there was no dilutive shares from RSUs included in the adjusted earnings per common share calculation for the year ended December 31, 2023, that was considered anti-dilutive in determining the GAAP diluted loss per common share.